UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 29, 2011

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Echelon Corporation (the “Company”) and EBV Elektronik GmbH & Co. KG, (formerly EBV Elektronik GmbH), a company organized under the laws of Germany (EBV”), are parties to an International Distributor Agreement dated as of December 1, 1997 (the “Distributor Agreement”). Pursuant to the Distributor Agreement, EBV has acted as the principal distributor of the Company’s products in Europe and certain other countries in the Middle East and Africa.

Effective April 29, 2011, the Distributor Agreement was assigned from EBV to Avnet Europe Comm VA, a limited partnership organized under the laws of Belgium (“Avnet”). Each of EBV and Avnet are indirect subsidiaries of Avnet, Inc., a New York corporation, which is a distributor of electronic parts, enterprise computing and storage products and embedded subsystems.

In addition, certain amendments were made to the Distributor Agreement. The material modifications were (i) the Distributor Agreement, which had provided for annual renewals, has been amended to provide for an expiration date of June 30, 2014, with three-year renewals thereafter by mutual agreement of Echelon and Avnet; (ii) the warranty term for products sold under the Distributor Agreement has been extended; (iii) the limitations of liability provisions have been amended to increase the maximum liability of both parties; (iv) a general liability clause has been added, applicable to both parties; and (v) pricing changes (whether increases or decreases) will be applied immediately upon their effective date, which will immediately affect the value of inventory, products in transit and backlog.

Copies of the assignment and amendment to the Distributor Agreement will be filed with the Company’s next periodic report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: May 3, 2011